Filed pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration No. 333-183117

November 1, 2013

FOR IMMEDIATE RELEASE

Tower International Announces Sale of Common Stock by

Tower International Holdings, LLC, an Affiliate of Cerberus Capital Management, L.P.

LIVONIA, Mich., November 1, 2013 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered structural metal components and assemblies, today announced the sale of 3,000,000 shares of its common stock by selling stockholder Tower International Holdings, LLC. The shares sold represent an increase of 420,256 shares over the previously announced number of shares. Tower International Holdings, LLC is an affiliate of Cerberus Capital Management, L.P. and is the sole selling stockholder in the offering. Upon completion of the offering, Tower International Holdings, LLC will hold 1,579,744 shares of common stock of Tower International, Inc. excluding any exercise of the option referred to below. The offering is expected to close and settle on November 6, 2013, subject to customary closing conditions. Tower International Holdings, LLC has granted the underwriter a 30-day option to purchase up to an additional 450,000 shares of the common stock. Tower International, Inc. will not receive any proceeds from the offering of shares by Tower International Holdings, LLC.

Morgan Stanley is acting as the sole underwriter for the offering. Tower International Holdings, LLC will be subject to a customary 30-day lock-up arrangement with the underwriter and Tower International, Inc. will be subject to a customary 90-day lock-up arrangement with the underwriter.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Tower International, Inc. and this offering. A copy of the prospectus may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Filed pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration No. 333-183117

November 1, 2013

Forward-Looking Statements:

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance. We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerautomotive.com

The issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley at 1-866-718-1649.